Exhibit 99.3

Joint Filers’ Signatures

AVERILL MASTER FUND, LTD.

By:	/s/ Andrew Nathanson	Date: February 9, 2026
Name: Andrew Nathanson
Title: Authorized Signatory

AVERILL MADISON MASTER FUND, LTD.

By:	/s/ Andrew Nathanson	Date: February 9, 2026
Name: Andrew Nathanson
Title: Authorized Signatory

By:	/s/ Aaron Cowen	Date: February 9, 2026
Name: Aaron Cowen